Exhibit 5.2

P.O. Box 1110 3000 BC Rotterdam Weena 750 3014 DA Rotterdam T +31 10 22 40 000 F +31 10 41 48 444	Rotterdam, June 22, 2015

AerCap Holdings N.V. Stationsplein 965 AerCap House 1117 CE Schiphol The Netherlands

Ladies and Gentlemen:

Re: AerCap Holdings N.V. and AerCap Aviation Solutions B.V. — Form F-3

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Netherlands law to the Companies in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. It does not purport to address all matters of Netherlands law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Opinion Documents and the Corporate Documents, and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European General Court and the European Court of Justice. We do not express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law and our general conditions. This opinion letter may only be relied upon, and our willingness to render this opinion letter to you is based, on the conditions that (i) that the legal relationship between you and NautaDutilh N.V. is governed by Netherlands law and (ii) all matters related to the legal relationship between you and NautaDutilh N.V. are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands, and (iii) no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that on the date hereof:

a.                                      all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.                                      no defects (gebreken) not appearing on the face of a Deed of Incorporation attach to the incorporation of any Company (kleven aan haar totstandkoming);

c.                                       the Articles of Association of each Company are its articles of association currently in force. The Extracts support this assumption;

d.                                      the resolutions recorded in the Resolutions correctly reflect the resolutions of the managing board of each Company, and have not been amended, nullified, revoked, or declared null and void, and the factual statements made and the confirmations given in the Resolutions are complete and correct;

e.                                       each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Netherlands law validly authorises the person or persons purported to be granted authority to represent and bind the relevant Company with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents to which it is expressed to be a party;

f.                                       none of the opinions stated in this opinion letter will be affected by any foreign law; and

g.                                      the above assumptions were true and accurate at the times when the Resolutions and the Opinion Documents were signed.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.                                     AerCap Holdings N.V. has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability) and AerCap Aviation Solutions B.V. has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

2.                                     Each Company has the corporate power to enter into the Opinion Documents to which it is expressed to be a party, to grant the Guarantee and to perform its obligations under these Opinion Documents and the Guarantee.

Due authorisation

3.                                     Each Company has duly authorised the entering into of the Opinion Documents to which it is expressed to be a party, the granting of the Guarantee and the performance of its obligations under these Opinion Documents and the Guarantee.

Valid Signing

4.                                     Each Opinion Document has been validly signed on behalf of each Company expressed to be a party thereto.

The opinions expressed above are subject to the following qualifications:

A.                                   As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties thereto, and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.                                   The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

C.                                   Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Opinion Documents to which the Companies are expressed to be a party, granting the Guarantee or performing their obligations thereunder, the Companies would transgress the description of the objects contained in their Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Companies are served by entering into the Opinion Documents to which they are expressed to be a party, granting the Guarantee or performing their obligations thereunder, since this is a matter of fact.

D.                                   The opinions expressed in this opinion letter may be limited or affected by:

a.                            any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                            the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.                             claims based on tort (onrechtmatige daad);

d.                            sanctions and measures, including but not limited to those concerning export control,  pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation; and

e.                             the Anti-Boycott Regulation and related legislation.

Yours faithfully,

On behalf of NautaDutilh N.V.

/s/ Walter A.M. Schellekens
Walter A.M. Schellekens

EXHIBIT A

LIST OF

DEFINITIONS

“Anti-Boycott Regulation”

the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”

a.              in relation to AerCap Holdings N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated May 15, 2014, which, according to the relevant Extract, was the last amendment to the articles of association of AerCap Holdings N.V.; and

b.              in relation to AerCap Aviation Solutions B.V., the articles of association (statuten) as contained in its Deed of Incorporation

“Commercial Register”	the Netherlands Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel)

“Companies”

a.              AerCap Holdings N.V., a naamloze vennootschap (public company with limited liability) registered with the Commercial Register under file number 34251954; and

b.              AerCap Aviation Solutions B.V., a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) registered with the Commercial Register under file number 55083617

“Corporate Documents”	the documents listed in Exhibit C (List of

Corporate Documents)

“Deed of Incorporation”

a.              in relation to AerCap Holdings N.V, its deed of incorporation dated July 10, 2006; and

b.              in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting) dated April 10, 2012

“Exhibit”	an exhibit to this opinion letter

“Extracts”	in relation to each Company, an extract from the Commercial Register with respect to that Company, dated the date of this opinion letter

“Guarantee”	the guarantee set forth in Article 10 (Note Guarantees) of the Indenture

“Indenture”	the indenture dated May 14, 2014, made between, inter alios, AerCap Ireland Capital Limited and AerCap Global Aviation Trust, the Companies and the Trustee

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“NCCP”	the Netherlands Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Opinion Documents”	the documents listed in Exhibit B (List of Opinion Documents)

“Powers of Attorney”	the powers of attorney as contained in the Resolutions, granted by the Companies in respect of, inter alia, the entering into the transactions contemplated by the Opinion Documents

“Prospectus”	the prospectus forming part of the Registration Statement

“Registration Statement”

the registration statement of, inter alios, AerCap Ireland Capital Limited and AerCap Global Aviation Trust as issuer, and the Companies, on Form F-3 under the Securities Act of 1933 of the United States, dated June 22, 2015

“Resolutions”

a.              in relation to AerCap Holdings N.V., the documents containing the resolutions of its board of directors (bestuur), dated April 15, 2014 and May 13, 2015; and

b.              in relation to AerCap Aviation Solutions B.V., the documents containing the resolutions of its board of directors (bestuur), dated April 2, 2014 and May 19, 2015

“Trustee”	Wilmington Trust, National Association

EXHIBIT B

LIST OF

OPINION DOCUMENTS

1.                                     a pdf copy of the Indenture; and

2.                                     a pdf copy of the Registration Statement.

EXHIBIT C

LIST OF

CORPORATE DOCUMENTS

1.                                     a pdf copy of each Deed of Incorporation;

2.                                     a pdf copy of the Articles of Association;

3.                                     a pdf copy of each Extract; and

4.                                     pdf copies of the Resolutions.